Exhibit 10.38
OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, NY 11747
T 631.962.2000 F 631.962.2023
www.osip.com
December 19, 2008
Mr. Robert Simon
c/o OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, NY 11747
Re: Letter Agreement Amendment
Dear Bob:
     Reference is made to your Letter Agreement dated November 15, 2001, as amended on September 20, 2005 and December 6, 2006 (the “Agreement”). The December 6, 2006 amendment to your Agreement is hereby terminated and the following provisions are hereby added to your Agreement:
     11. Section 409A.
          (i) To the extent you would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the U.S. Internal Revenue Code (“Section 409A”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement these provisions.
          (ii) With respect to payments under this Agreement, for purposes of Section 409A, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

          (iii) You will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
          (iv) If at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
          (v) Any amount that you are entitled to be reimbursed under this Agreement, including the payment of excise taxes and gross-up amounts, will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
          (vi) Unless your Agreement provides a specified and objectively determinable payment date to the contrary, any payment of compensation will be made, in any event, by March 15 of the calendar year following the year with respect to which such compensation is earned.

Sincerely yours,

/s/ Linda E. Amper Linda Amper, Ph.D.
Senior Vice President, Human Resources and Training

Accepted and Agreed:

/s/ Robert Simon Robert Simon